EXHIBIT 10.15

SECOND AMENDMENT TO

THE PHOENIX COMPANIES, INC.

NON-QUALIFIED EXCESS INVESTMENT PLAN

As Amended and Restated Effective September 1, 2009

The Phoenix Companies, Inc. Non-Qualified Excess Investment Plan (the “Plan”), as amended and restated effective September 1, 2009, is amended, effective January 1, 2009, as follows:

1.

Section 6.06 of the Plan is amended to read as follows:

6.06

Distributions of Small Account Balance(s).  If the value of the Participant’s Benefit under this Plan is equal to $25,000 or less on his or her Separation from Service, then, notwithstanding anything else contained herein to the contrary, including the Participant’s elections, the payment date of any Benefit of a Participant, who is a Specified Employee (as defined in Code section 409A and the guidance promulgated thereunder), that would otherwise have occurred prior to the six month anniversary of the Specified Employee’s Separation from Service shall be postponed until such six month anniversary; provided, however, that a Participant, who is not a Specified Employee, will receive a lump sum payment of his or her Benefit within 90 days after his or her Separation from Service.

2.

Section 8.03 of the Plan is amended to read as follows:

8.03

Receipt for Payments.  Any payment to any Participant, or to such Participant’s legal representative or Beneficiary, in accordance with the provisions of this Plan, shall be in full satisfaction of all claims hereunder against the Company.  The Plan Administrator may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt therefor in such form as the Plan Administrator shall determine.  If the Plan Administrator shall receive evidence satisfactory to the Plan Administrator that any payee under this Plan is a minor, or is legally, physically, or mentally incompetent to receive any payment due him or her under this Plan, any such payment, or any part thereof, may, unless claim therefor shall have been made to the Plan Administrator by a duly appointed executor, administrator, guardian, committee, or other legal representative of such payee, be paid by the Plan Administrator to such payee’s spouse, child, parent or other blood relative, or to any person, persons or institutions deemed by the Plan Administrator to have incurred expense for or on behalf of such payee, and any payment so made shall, to the extent thereof, be in full settlement of all liability in respect of such payee.  If a dispute arises as to the proper recipient of any payments, the Plan Administrator in its sole discretion may withhold or cause to be withheld such payments until the dispute shall have been determined by a court of competent jurisdiction or shall have been settled by the parties concerned.  Subject to the immediately preceding sentence and Sections 6.01 and 6.02, if the responsible

EXHIBIT 10.15

party/payee does not execute the receipt within 60 days of the distribution trigger date, the Benefit shall be forfeited at the end of the 60th day and shall not be eligible for reinstatement.

3.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

IN WITNESS WHEREOF, this Second Amendment to The Phoenix Companies, Inc. Non-Qualified Excess Investment Plan is adopted this 10th day of December, 2010.

The Phoenix Companies, Inc.

Benefit Plans Committee

/s/ James D. Wehr________________

James D. Wehr

/s/ Peter A. Hofmann_____________

Peter A. Hofmann

/s/ Philip K. Polkinghorn__________

Philip K. Polkinghorn

/s/ Christopher M. Wilkos_________

Christopher M. Wilkos